EXHIBIT 99.1

                                  NEWS RELEASE

                                                               Company Contacts:
                                       Investors: Frank Hopkins or Chris Paulsen
                                      Media and Public Affairs:   Susan Spratlen
                                                                  (972) 444-9001


                         Pioneer is Apparent High Bidder
                           on 13 Gulf of Mexico Blocks

Dallas, Texas, March 17, 2005 - Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) today provided a summary of their results in OCS Lease Sale 194 covering tracts offered in the Gulf of Mexico by the Minerals Management
Service. Pioneer was the apparent high bidder on 13 blocks, all in the deepwater. The Company's net investment on the apparent high bids will be approximately $7.5 million.

Pioneer focused its bids on acreage covering prospects and leads in the Mississippi Canyon area. Pioneer is very active in this area, with production from the Canyon Express system and the Devils Tower facility as well as participation in the Thunder Hawk appraisal well which is currently drilling. Five of the blocks on which apparent high bids were made are in the Thunder Hawk area.

Chris Cheatwood, Executive Vice President, Worldwide Exploration commented, "We are extremely pleased with the leases Pioneer will acquire from this lease sale. These blocks are located in our core areas of interest. Pioneer remains focused on exploration in the deepwater Gulf of Mexico, an area where the Company has added significant value over the years."

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, Equatorial Guinea, South Africa and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, international operations and associated international political and economic instability, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, environmental and weather risks, acts of war or terrorism. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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